KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2022 Second Quarter Financial Results
Board Declares Quarterly Dividend
Provides Business Update

Kingston, NY — August 11, 2022 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2022. The Company will host a conference call for analysts and investors on August 12, 2022, at 8:30 a.m. Eastern Time, as previously announced on July 6, 2022.

2022 Second Quarter Financial and Operational Highlights
(All results are compared to prior year quarterly period unless otherwise noted)

- Operating loss per share[1] of $(0.17) compared to $(0.05)
- Unrealized losses on equity securities and other investments, net of tax of $(0.31) per share compared to unrealized gains of $0.12 per share
- Realized losses on investments, net of tax of $(0.02) per share compared to realized gains of $0.05 per share
- Decrease to Accumulated Other Comprehensive Loss of $6.0 million or ($0.57) per share
- Net loss per share of $(0.51) compared to earnings per share of $0.12
- Book value per share of $4.42
- Direct written premiums[1] grew by 11.6% to $49.8 million
- Net premiums earned decreased 21.3% to $27.9 million due to the inception of a 30% personal lines quota share treaty on December 30, 2021
- Net loss ratio of 66.9% compared to 58.6% due non-weather related water damage property claims and elevated fire severity
- Net underwriting expense ratio decreased to 36.4% from 41.8%
- Net combined ratio increased to 103.3% from 100.4% driven by the increase in the loss ratio.

Quarterly Dividend of $0.04 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.04 per share payable on September 15, 2022 to stockholders of record at the close of business on August 31, 2022.

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[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled below to the most directly comparable GAAP measures.

Management Commentary

Barry Goldstein, Kingstone's Chairman and Chief Executive Officer, elaborated on the Company's results:

"Our second quarter operating results demonstrate progress from our ongoing Kingstone 2.0 initiatives. Only six months after the launch of our 'Select' Homeowners and Dwelling Fire products, we are seeing increased adoption of these modern personal lines products that better match rate to risk and are expected to result in an associated decline in the loss ratio. We continued to grow our premium base, resulting in writings up over 11% in the quarter, with a majority of our growth stemming from approved rate increases since 2021. While our net earnings and book value declined primarily due to the continuing increase in interest rates during the quarter, we are now seeing moderate rate improvement that we expect to benefit our operations moving forward. Coupled with our high-quality, A+ rated portfolio composed of obligations from a group of strong and diverse issuers, we are confident in our ability to recover certain losses at maturity and drive enhanced value for stockholders."

Meryl Golden, Kingstone's Chief Operating Officer, continued:

"We were pleased to see our net underwriting expense ratio decrease by 5.4 points to 36.4% during the second quarter. As our Kingstone 2.0 initiatives continue on track, we are actively working to reduce expenses. Most notably, we are in the final stages of our legacy system replacement, which has been a monumental effort by our team. We look forward to seeing these changes become increasingly reflected in our results throughout the remainder of the year."

Business Update

The Kingstone Board of Directors and management team regularly reviews Kingstone's strategic, operational and financial priorities in the context of the operating environment and with the objective of driving enhanced stockholder value. Consistent with this, following the Company's fourth quarter 2021 operational review, the Board of Directors engaged TigerRisk Capital Markets & Advisory as its financial advisor to aid in the exploration of a range of options that might have the potential for creating enhanced stockholder value.

As previously announced on May 6, 2022, the Company received a preliminary non-binding indication of interest with regard to an acquisition of all of the outstanding equity of the Company. Following the third party's substantial completion of its due diligence, Kingstone received a final non-binding indication of interest and agreed with the third party to extend the previously executed exclusivity agreement to further pursue the proposal.

No assurances can be given that a transaction will be consummated, and the Company does not intend to provide any additional updates regarding the proposal unless and until an agreement is reached or the Company determines that a disclosure is required. The Kingstone Board of Directors is committed to acting in the best interests of the Company and its stockholders and will continue to take actions consistent with that objective.

See "Forward-Looking Statements"

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended June 30, 2022	2021	% Change	Six Months Ended June 30, 2022	2021	% Change
Direct written premiums[1]	$ 49,778	$ 44,616	11.6%	$ 92,762	$ 82,745	12.1%
Net written premiums[1]	$ 30,026	$ 37,314	-19.5%	$ 54,944	$ 68,114	-19.3%
Net premiums earned	$ 27,902	$ 35,436	-21.3%	$ 54,575	$ 70,026	-22.1%
Total ceding commission revenue	$ 4,716	$ 46	10152.2%	$ 9,397	$ 45	20782.2%
Net investment income	$ 634	$ 1,678	-62.2%	$ 1,993	$ 3,461	-42.4%
Net (losses) gains on investments	$ (4,517)	$ 2,315	na	$ (8,916)	$ 5,276	na
U.S. GAAP Net (loss) income	$ (5,380)	$ 1,323	na	$ (14,577)	$ 1,012	na
U.S. GAAP Diluted (loss) earnings per share	$ (0.51)	$ 0.12	na	$ (1.37)	$ 0.09	na
Comprehensive (loss) income	$ (11,409)	$ 1,902	na	$ (28,368)	$ (1,741)	-1529.4%
Net operating loss[1]	$ (1,811)	$ (506)	-257.9%	$ (7,534)	$ (3,156)	-138.7%
Net operating loss[1] per share	$ (0.17)	$ (0.05)	-264.7%	$ (0.71)	$ (0.29)	-142.6%
Return on average equity (annualized)	-40.8%	5.9%	-46.7 pts	-47.5%	2.2%	-49.7 pts
Net loss ratio	66.9%	58.6%	8.3 pts	76.2%	61.9%	14.3 pts
Net underwriting expense ratio	36.4%	41.8%	-5.4 pts	37.4%	41.9%	-4.5 pts
Net combined ratio	103.3%	100.4%	2.9 pts	113.6%	103.8%	9.8 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	1.4 pts	-0.3 pts	1.7 pts	6.2 pts	0.2 pts	6.0 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	101.9%	100.7%	1.2 pts	107.4%	103.6%	3.8 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2022 Second Quarter Financial Review

Net income:

The loss during the three-month period ended June 30, 2022 was $5.4 million as compared to a net income of $1.3 million in the prior year period. The net loss in the latest three-month period is attributed to non-weather related water damage property claims and elevated fire severity leading to an 8.3 point increase in net loss ratio, and $4.2 million of net unrealized losses on equity and other investments compared to a net unrealized gain on equity and other investments of $1.6 million in the prior year period.

Earnings (Loss) per share ("EPS"):

Kingstone reported a loss of $(0.51) per diluted share for the three months ended June 30, 2022, compared to earnings of $0.12 per diluted share for the three months ended June 30, 2021. EPS for the three-month periods

ended June 30, 2022 and 2021 was based on 10.6 million and 10.8 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned

Direct written premiums[1] for the second quarter of 2022 were $49.8 million, an increase of $5.2 million or 11.6% from $44.6 million in the prior year period. The increase is primarily attributable to a $4.3 million increase in premiums from our personal lines business and a $0.8 million increase in livery physical damage.

Net written premiums[1] decreased $7.3 million, or 19.5%, to $30.0 million during the three-month period ended June 30, 2022 from $37.3 million in the prior year period. The decrease was attributable to the inception of the 30% personal lines quota share on December 30, 2021 offset by growth in direct written premiums.

Net premiums earned for the quarter ended June 30, 2022 decreased 21.3% to $27.9 million, compared to $35.4 million for the quarter ended June 30, 2021. The decrease was attributable to the inception of the 30% personal lines quota share treaty on December 30, 2021.

Net Loss Ratio:

For the quarter ended June 30, **2022, the Company's net loss ratio was** 66.9%, compared to 58.6% in the prior year period. The net loss ratio increase from the prior year period was due to non-weather related water damage property claims and elevated fire severity. There were three minor wind events classified as catastrophes, and favorable catastrophe development during the three months ended June 30, 2022 added 0.4 points to the **quarter's loss ratio compared to** -0.3 points in the prior year quarter. There was 1.0 point of non-catastrophe prior year development on fire claims during the current period compared to none in the prior year period.

Net Underwriting Expense Ratio:

For the quarter ended June 30, 2022, the net underwriting expense ratio was 36.4% as compared to 41.8% in the prior year period, a decrease of 5.4 percentage points. The decrease in the quarter was attributable to the inception of the 30% personal lines quota share treaty as well as only a modest increase in commission expense and a decline in underwriting expenses.

____

[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $193.8 million at June 30, 2022 compared to $234.1 million at June 30**, 2021. The Company's investment holdings are comprised primarily of investment grade corporate,** mortgage-backed and municipal securities, with fixed income investments representing approximately 82.7% of total investments at June 30, 2022 and 77.3% at June 30, 2021. **The Company's effective duration on its fixed-**income portfolio is 5.5 years.

Net investment income decreased to $0.6 million for the second quarter of 2022 from $1.7 million in the prior year period following the fixed income realignment designed to improve credit quality in the 3rd and 4th quarters of 2021 and higher manager and custodial investment expenses. In addition, there was a $0.8 million reversal of **prior years' estimated accrued interest income during the second quarter** stemming from an error in third party investment reporting.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of June 30, 2022, AOCI was a loss of $(12.0) million compared to income of $7.1 million at June 30, 2021. The decrease in AOCI at June 30, 2022 of $19.1 million as compared to June 30, 2021 is attributable to the increase in interest rates most notably occurring in Q1 and Q2 2022.

Share Repurchase Program

The Company announced a share repurchase program in March 2021. During the three months ended June 30, 2022, the Company did not repurchase any shares.

Book Value

The Company's book value per share at June 30, 2022 was $4.42, a decline of 38.8% compared to $7.22 at December 31, 2021.

	30-Jun-22	31-Mar-22	31-Dec-21	30-Sep-21	30-Jun-21
Book Value Per Share	$ 4.42	$ 5.50	$ 7.22	$ 7.43	$ 8.52
% Increase from specified period to 6/30/22		*-19.6%*	*-38.8%*	*-40.5%*	*-48.1%*

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, August 12, 2022, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Second Quarter Financial Results Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$49,778	$44,616	$ 5,162	11.6 %	$92,762	$82,745	$ 10,017	12.1 %
Ceded written premiums	(19,752)	(7,302)	(12,450)	170.5	(37,818)	(14,631)	(23,187)	158.5
Net written premiums	30,026	37,314	(7,288)	(19.5) %	54,944	68,114	(13,170)	(19.3) %
Change in unearned premiums	(2,123)	(1,877)	(246)	13.1	(368)	1,912	(2,280)	na
Net premiums earned	**$27,902**	**$35,436**	**$ (7,534)**	**(21.3) %**	**$54,575**	**$70,026**	**$ (15,451)**	**(22.1) %**

(Components may not sum due to rounding)

The following table reconciles net operating loss to net (loss) income for the periods indicated:

	For the Three Months Ended				For the Six Months Ended			
	June 30, 2022		June 30, 2021		June 30, 2022		June 30, 2021	
	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings (loss) per common share
(000's except per common share amounts								
Net (Loss) Income and Diluted (Loss) Earnings per Common Share Reconciliation:								
Net (loss) income	**$ (5,380)**	**$ (0.51)**	**$ 1,323**	**$ 0.12**	**$ (14,577)**	**$ (1.37)**	**$ 1,012**	**$ 0.09**
Net realized loss (gain) on investments	4,517		(2,315)		8,916		(5,276)	
Less tax benefit (expense) on net realized loss (gain)	949		(486)		1,872		(1,108)	
Net realized loss (gain) on investments, net of taxes	3,568	**$ 0.34**	(1,829)	**$ (0.17)**	7,044	**$ 0.66**	(4,168)	**$ (0.39)**
Net operating loss	**$ (1,811)**	**$ (0.17)**	**$ (506)**	**$ (0.05)**	**$ (7,534)**	**$ (0.71)**	**$ (3,156)**	**$ (0.29)**
Weighted average diluted shares outstanding	10,644,578		10,846,724		10,637,553		10,809,924	

(Components may not sum due to rounding)

The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2022	2021	Percentage Point Change		2022	2021	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:								
Net Combined Ratio Excluding Catastrophes and Prior Year Development	**101.9%**	**100.7%**	**1.2**	**pts**	**107.4%**	**103.6%**	**3.8**	**pts**
Effect of catastrophe losses and prior year development								
Catastrophe losses	0.4%	-0.3%	0.7	pts	5.7%	0.2%	5.5	pts
Prior year development	1.0%	0.0%	1.0	pts	0.5%	0.0%	0.5	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	1.4%	-0.3%	1.7	pts	6.2%	0.2%	6.0	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year development	1.4%	-0.3%	1.7	pts	6.2%	0.2%	6.0	pts
Net combined ratio	**103.3%**	**100.4%**	**2.9**	**pts**	**113.6%**	**103.8%**	**9.8**	**pts**

The following table reconciles the net combined ratio excluding catastrophes to the net combined ratio for the periods presented:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2022	2021	Percentage Point Change		2022	2021	Percentage Point Change	
Net Combined Ratio Excluding Catastrophes Reconciliation:								
Net Combined Ratio Excluding Catastrophes	**102.9%**	**100.7%**	**2.2**	**pts**	**107.9%**	**103.6%**	**4.3**	**pts**
Catastrophe losses	0.4%	-0.3%	0.7	pts	5.7%	0.2%	5.5	pts
Net combined ratio	**103.3%**	**100.4%**	**2.9**	**pts**	**113.6%**	**103.8%**	**9.8**	**pts**

The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2022	2021	2022	2021
Gross premiums written:				
Personal lines(3)	$ 46,792,267	$ 42,449,870	$ 86,955,416	$ 78,608,363
Livery physical damage	2,953,588	2,119,436	5,726,868	4,023,428
Other(1)	32,608	46,719	80,076	113,826
Total without commercial lines	49,778,463	44,616,025	92,762,360	82,745,617
Commercial lines (in run-off effective July 2019)(2)	-	(381)	-	(856)
Total gross premiums written	$ 49,778,463	$ 44,615,644	$ 92,762,360	$ 82,744,761
Net premiums written:				
Personal lines(3)	$ 27,048,585	$ 35,149,321	$ 49,159,250	$ 63,979,133
Livery physical damage	2,953,588	2,119,436	5,726,868	4,023,428
Other(1)	23,607	45,903	57,850	112,184
Total without commercial lines	30,025,780	37,314,660	54,943,968	68,114,745
Commercial lines (in run-off effective July 2019)(2)	-	(381)	-	(856)
Total net premiums written	$ 30,025,780	$ 37,314,279	$ 54,943,968	$ 68,113,889
Net premiums earned:				
Personal lines(3)	$ 25,178,854	$ 33,573,620	$ 49,339,070	$ 66,338,707
Livery physical damage	2,687,273	1,804,543	5,161,838	3,569,819
Other(1)	35,941	58,644	74,540	117,974
Total without commercial lines	27,902,068	35,436,807	54,575,448	70,026,500
Commercial lines (in run-off effective July 2019)(2)	-	(381)	-	(856)
Total net premiums earned	$ 27,902,068	$ 35,436,426	$ 54,575,448	$ 70,025,644
Net loss and loss adjustment expenses(4):				
Personal lines	$ 16,356,939	$ 18,638,287	$ 36,783,580	$ 39,394,940
Livery physical damage	1,180,223	1,015,064	2,010,792	1,702,476
Other(1)	(967)	223,472	(24,367)	253,821
Unallocated loss adjustment expenses	1,164,649	909,591	2,743,555	1,915,872
Total without commercial lines	18,700,844	20,786,414	41,513,560	43,267,109
Commercial lines (in run-off effective July 2019)(2)	(44,803)	(27,204)	83,679	52,773
Total net loss and loss adjustment expenses	$ 18,656,041	$ 20,759,210	$ 41,597,239	$ 43,319,882
Net loss ratio(4):				
Personal lines	65.0%	55.5%	74.6%	59.4%
Livery physical damage	43.9%	56.3%	39.0%	47.7%
Other(1)	-2.7%	381.1%	-32.7%	215.1%
Total without commercial lines	67.0%	58.7%	76.1%	61.8%
Commercial lines (in run-off effective July 2019)(2)	na	na	na	na
Total	66.9%	58.6%	76.2%	61.9%

1. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.
2. In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3. See discussion with regard to "Direct Written Premiums, Net Written Premiums and Net Premiums Earned" above.
4. See discussions above with regard to "Net Loss Ratio".

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

	For the Three Months Ended, June 30,		For the Six Months Ended, June 30,	
	2022	2021	2022	2021
Revenues				
Net premiums earned	$ 27,902,068	$ 35,436,426	$ 54,575,448	$ 70,025,644
Ceding commission revenue	4,715,587	45,741	9,396,983	44,676
Net investment income	634,325	1,678,075	1,993,425	3,461,271
Net (losses) gains on investments	(4,517,373)	2,315,261	(8,915,778)	5,275,668
Other income	244,643	124,946	480,467	296,392
Total revenues	28,979,250	39,600,449	57,530,545	79,103,651
Expenses				
Loss and loss adjustment expenses	18,656,041	20,759,210	41,597,239	43,319,882
Commission expense	8,481,031	8,285,341	16,832,117	16,509,180
Other underwriting expenses	6,624,997	6,692,920	13,440,946	13,159,962
Other operating expenses	665,815	933,272	1,547,770	2,285,578
Depreciation and amortization	877,263	837,654	1,647,373	1,659,994
Interest expense	456,545	456,545	913,090	913,090
Total expenses	35,761,692	37,964,942	75,978,535	77,847,686
(Loss) income from operations before taxes	(6,782,442)	1,635,507	(18,447,990)	1,255,965
Income tax (benefit) provision	(1,402,823)	312,146	(3,870,839)	243,701
Net (loss) income	(5,379,619)	1,323,361	(14,577,151)	1,012,264
Other comprehensive (loss) income, net of tax				
Gross change in unrealized (losses) gains on available-for-sale-securities	(7,642,863)	1,074,164	(17,508,640)	(2,749,115)
Reclassification adjustment for losses (gains) included in net (loss) income	10,356	(341,474)	51,680	(735,771)
Net change in unrealized (losses) gains	(7,632,507)	732,690	(17,456,960)	(3,484,886)
Income tax benefit (provision) related to items of other comprehensive (loss) income	1,602,827	(153,865)	3,665,963	731,827
Other comprehensive (loss) income, net of tax	(6,029,680)	578,825	(13,790,997)	(2,753,059)
Comprehensive (loss) income	$ (11,409,299)	$ 1,902,186	$ (28,368,148)	$ (1,740,795)
(Loss) earnings per common share:				
Basic	$ (0.51)	$ 0.12	$ (1.37)	$ 0.09
Diluted	$ (0.51)	$ 0.12	$ (1.37)	$ 0.09
Weighted average common shares outstanding				
Basic	10,644,578	10,670,831	10,637,553	10,673,550
Diluted	10,644,578	10,846,724	10,637,553	10,809,924
Dividends declared and paid per common share	$ 0.04	$ 0.04	$ 0.08	$ 0.08

Condensed Consolidated Balance Sheets

	June 30, 2022 (unaudited)	December 31, 2021
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $6,913,536 at June 30, 2022 and $8,753,159 at December 31, 2021)	$ 7,768,218	$ 8,266,334
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $156,683,115 at June 30, 2022 and $155,808,478 at December 31, 2021)	141,497,787	158,080,110
Equity securities, at fair value (cost of $30,239,520 at June 30, 2022 and $37,470,669 at December 31, 2021)	26,064,545	39,687,002
Other investments	5,253,582	7,561,415
Total investments	180,584,132	213,594,861
Cash and cash equivalents	13,200,128	24,290,598
Premiums receivable, net	11,994,265	12,318,336
Reinsurance receivables, net	54,652,171	40,292,438
Deferred policy acquisition costs	22,025,938	22,238,987
Intangible assets	500,000	500,000
Property and equipment, net	10,185,098	9,291,597
Deferred income taxes, net	7,344,092	192,253
Other assets	6,147,440	8,593,205
Total assets	$ 306,633,264	$ 331,312,275
Liabilities		
Loss and loss adjustment expense reserves	$ 98,903,060	$ 94,948,745
Unearned premiums	98,152,959	97,759,607
Advance premiums	5,773,444	2,693,466
Reinsurance balances payable	10,877,113	12,961,568
Deferred ceding commission revenue	9,759,340	9,748,508
Accounts payable, accrued expenses and other liabilities	6,166,043	7,704,396
Debt, net	29,911,881	29,823,791
Total liabilities	259,543,840	255,640,081
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 12,117,081 shares at June 30, 2022 and 11,955,660 shares at December 31, 2021; outstanding 10,645,675 shares at June 30, 2022 and 10,484,254 shares at December 31, 2021	121,171	119,557
Capital in excess of par	73,102,513	72,467,483
Accumulated other comprehensive (loss) income	(11,994,258)	1,796,739
(Accumulated deficit) retained earnings	(8,572,521)	6,855,896
	52,656,905	81,239,675
Treasury stock, at cost, 1,471,406 shares at June 30, 2022 and December 31, 2021	(5,567,481)	(5,567,481)
Total stockholders' equity	47,089,424	75,672,194
Total liabilities and stockholders' equity	$ 306,633,264	$ 331,312,275

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission under "Factors That May Affect Future Results and Financial Condition" and Part I, Item 2 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended June 30, 2022 to be filed with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

- We have received a preliminary non-binding indication of interest with regard to the acquisition of all of the outstanding equity of our Company. No assurances can be given that a transaction will be consummated.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319